EXHIBIT 99.2

            THEGLOBE.COM CLOSES ACQUISITION OF ATTITUDE NETWORK

(New York, NY) April 12, 1999. theglobe.com (Nasdaq:TGLO) closed the acquisition on Friday, April 9 of Attitude Network Ltd., which publishes Happy Puppy (www.happypuppy.com) and Games Domain (www.gamesdomain.com), leading U.S. and European web sites for game enthusiasts. Confirmation was received today that a certificate of merger filed with the State of Delaware on Friday afternoon was accepted. The purchase price was approximately 785,000 shares of common stock plus the assumption of debt. theglobe.com will assume all of the outstanding options and warrants of Attitude which will be exercisable for approximately 64,000 shares of new common stock.

theglobe.com is one of the world's leading online networks with more than
9.3 million users in the United States and abroad. An intuitive site designed to foster a user's creative and interactive experience, theglobe.com is setting the standard for online communities by providing members with a wealth of services and content. Member content is promoted in every area of the site, integrated around the abundance of data and news available at theglobe.com. By satisfying its users' personal and practical needs, theglobe.com seeks to become their online home. The Company's primary revenue source is the sale of advertising, with additional revenues generated through e-commerce arrangements and the sale of membership subscriptions for enhanced services.